Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT

The following list sets forth the name and jurisdiction of incorporation of each subsidiary of the Registrant (other than certain subsidiaries that, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary) and the percentage of voting securities owned by each subsidiary's immediate parent as of December 31, 2000. Each such subsidiary is included in the Consolidated Financial Statements.
	Percentage of Voting Securities Owned by Registrant	Percentage of Voting Securities Owned by Immediate Parent
ENSCO Drilling Company (Delaware)	100%
ENSCO de Venezuela, C.A. (Venezuela)		100%
ENSCO Drilling (Caribbean), Inc. (Cayman Islands)		100%
ENSCO Drilling Venezuela, Inc. (Cayman Islands)		100%
ENSCO Holding Company (Delaware)	100%
ENSCO Offshore Company (Delaware)		100%
ENSCO Offshore U.K. Limited (U.K.)		100%
ENSCO Australia Corporation I (Delaware)		100%
ENSCO Offshore Partnership (Australia)		1%
ENSCO Australia Corporation II (Delaware)		100%
ENSCO Offshore Partnership (Australia)		99%
ENSCO Qatar Company (Delaware)		100%
ENSCO Platform Company (Delaware)		100%
Dual Drilling Nigeria Ltd.(Nigeria)		100%
Dual Drilling de Venezuela (Venezuela)		100%
ENSCO Incorporated (Texas)	100%
ENSCO Limited (Cayman Islands)	100%
ENSCO Marine Company (Delaware)	100%
ENSCO Oceanics Company (Delaware)	100%
ENSCO Netherlands Ltd. (Cayman Islands)		100%
ENSCO Asia Pacific PTE. Limited (Singapore)		100%
Petroleum Finance Corporation (Cayman Islands)		100%
ENSCO Brazil Servicos de Petroleo Limitada (Brazil)		99%
ENSCO Drilling Company (Nigeria), Ltd. (Nigeria)		99%
ENSCO Maritime Limited (Bermuda)		100%
Dual Drilling Arabia, Ltd. (Saudi Arabia)		50%
ENSCO Asia Company (Texas)		100%
P. T. ENSCO Sarida Offshore (Indonesia)		80%
Sociedade Brasileira de Perfuacoes Ltda. (Brazil)		99%
ENSCO Gerudi (M) Sdn. Bhd.(Malaysia)		49%
ENSCO Offshore International Company (Cayman)	100%
Dual Holding Company (Delaware)	100%